Exhibit 99.2

Index to Unaudited Pro Forma
Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at December 31, 2003	F-1
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Year Ended December 31, 2003	F-2
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-3

Zix Corporation
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
December 31, 2003
(In thousands)

	ZixCorp	MyDocOnline	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Cash and cash equivalents	$6,599	$—	$7,000	(2)	$13,599
Marketable securities	7,253	—	—		7,253
Receivables, net	359	122	190	(2)	549
			(122)	(3)
Other current assets	1,147	60	153	(2)	1,300
			(60)	(3)

Total current assets	15,358	182	7,161		22,701
Property and equipment, net	3,151	2,138	928	(2)	4,079
			(2,138)	(3)
Intercompany investment	—	—	10,758	(1)	—
			(10,758)	(2)
Intangible assets, net	3,589	442	2,475	(2)	6,064
			(442)	(3)
Goodwill	4,321	—			4,321
Other assets	—	5	(5)	(3)	—

	$26,419	$2,767	$7,979		$37,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,738	$3,304	$246	(1)	$3,984
			(3,304)	(3)
Deferred revenue	4,066	183	140	(2)	4,206
			(183)	(3)

Total current liabilities	7,804	3,487	(3,101)		8,190
Deferred revenue-noncurrent	696	—	—		696
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	312	—	6	(1)	318
Additional capital	230,580	150	10,506	(1)	241,086
			(150)	(3)
Unearned stock-based compensation	(26)	—	—		(26)
Treasury stock, at cost	(11,507)	—	—		(11,507)
Due to affiliate, net	—	83,316	(83,316)	(3)	—
Accumulated deficit	(201,440)	(84,186)	(152)	(2)	(201,592)
			84,186	(3)

Total stockholders’ equity (deficit)	17,919	(720)	11,080		28,279

	$26,419	$2,767	$7,979		$37,165

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Zix Corporation
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Year Ended December 31, 2003
(In thousands, except per share data)

	ZixCorp	MyDocOnline	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Revenues	$5,840	$701	$—		$6,541
Cost of revenues	(8,211)	(6,452)	(538)	(4)	(14,921)
			280	(5)
Research and development expenses	(5,896)	(6,552)	—		(12,448)
Selling, general and administrative expenses	(19,907)	(11,954)	—		(31,861)
Investment and other income	138	—	—		138
Interest expense	(13)	(4,407)	4,407	(6)	(13)
Realized gain on investment	530	—	—		530

Loss from continuing operations before income taxes	(27,519)	(28,664)	4,149		(52,034)
Income taxes	(148)	—	—		(148)

Loss from continuing operations	$(27,667)	$(28,664)	$4,149		$(52,182)

Basic and diluted loss per common share from continuing operations	$(1.23)				$(2.22)

Weighted average shares used in computing basic and diluted loss per share	23,525				$24,108

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Zix Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note A. General

     On January 30, 2004, Zix Corporation (the “Company”) acquired substantially all of the operating assets and the business of MyDocOnline, Inc. (“MyDocOnline”), a subsidiary of Aventis Pharmaceuticals, Inc., the North American pharmaceuticals business of Aventis SA (NYSE: AVE) and a leading provider of secure Web-based communications, disease management, and laboratory information solutions, pursuant to an asset purchase agreement. The consideration for the acquisition consisted of 583,411 shares of the Company’s common stock, warrants to purchase 145,853 shares of the Company’s common stock, and the assumption of certain liabilities of MyDocOnline. The exercise price and term of the warrants is $13.01 per share and three years, respectively. The results of operations of MyDocOnline are included in the Company’s results of operations from the date of acquisition.

     Also in connection with the acquisition, at closing Aventis, Inc. (“Aventis”), loaned the Company $3,000,000 due March 15, 2007, which loan bears interest at an annual rate of 4.5 percent. Interest on the note is payable only in services provided by the Company to Aventis unless there is an event of default. The principal portion of the note is payable in either cash or shares of the Company’s common stock at the option of the Company and may be prepaid by the Company at any time without penalty. Additionally, at Aventis’ discretion and after the $4 million Aventis commitment under the Master Services Agreement described below has been consumed, the principal portion of the note may be paid in the form of additional services provided to Aventis by the Company pursuant to the terms of such services agreement. At maturity in March 2007, the Company is required to repay, with cash or stock, 90% of the then outstanding principal balance on the note as full satisfaction of its obligations under the secured promissory note.

     Additionally, Aventis entered into a three-year service contract with the Company with a minimum commitment of $4,000,000 for the performance by the Company of various services, initially consisting of patient educational services, pursuant to a Master Services Agreement dated January 30, 2004. The services are to be delivered in minimum amounts of $1,000,000, $1,000,000 and $2,000,000 prior to the first, second and third calendar year anniversary dates of the acquisition closing. The $4,000,000 was paid by Aventis upon execution of the Master Services Agreement and will be forfeited by Aventis if services are not used by Aventis in accordance with the terms of the Master Services Agreement. The promissory note and the Company’s obligations associated with the Master Services Agreement are secured by a first priority lien on the Company’s property and equipment, and accounts receivable pursuant to a security agreement.

     The components of the aggregate cost of the acquisition are as follows:

Fair market value of 583,411 shares of the Company’s common stock	$9,037,000
Fair market value of warrants to purchase 145,853 shares of the Company’s common stock	1,475,000
Transaction costs	246,000

Total acquisition cost	$10,758,000

     The fair market value of the Company’s common stock for financial accounting purposes was calculated using the five day average of the closing prices on the date of the acquisition and the two trading days before and after such date. The fair market value of the warrants to purchase the Company’s common stock was calculated using the Black-Scholes option pricing model.

     The cost of the acquisition of MyDocOnline has been allocated to in-process research and development expense and the assets and liabilities acquired as follows:

Cash	$7,000,000
Receivables and prepaid expenses	343,000
Deferred revenues	(140,000)

Working capital	7,203,000

Property and equipment	928,000
Developed technology	2,475,000
In-process research and development expense	152,000

$10,758,000

     The purchase price allocation takes into consideration the multiple element arrangements entered into by the parties on January 30, 2004 as evidenced by the asset purchase agreement, the loan and the Master Services Agreement. The purchase price allocation is considered preliminary and will most likely be adjusted during the twelve months following the transactions as provided for by generally accepted accounting principles. The Company’s services to be provided to Aventis as contemplated in the Master Services Agreement have not yet been fully defined. Accordingly, the fair value of providing such services cannot be reasonably determined at this time and, therefore, no value has been assigned to deferred revenue associated with the Master Services Agreement. As such services are defined, deferred revenue would be recorded, based upon the cost to provide such services plus a reasonable profit margin, with a corresponding purchase price adjustment to increase noncurrent assets, including possibly goodwill. Deferred revenue would be recognized as revenues as the services are rendered. Additionally, the $3,000,000 loan has not been recorded for financial accounting purposes and is considered to be contingent purchase price since Aventis can elect to receive services from the Company to satisfy the loan and the amount to be paid cannot be reasonably determined at this time. Therefore, a contingent liability exists equal to the service obligations, cash or stock ultimately used to repay the loan. Upon determination of the consideration to be given to Aventis to satisfy the note, a corresponding purchase price adjustment would be recorded to increase noncurrent assets, including possibly goodwill.

     The value of the acquired developed technology and in-process research and development was determined by discounting the estimated projected net cash flows to be generated from the related assets adjusted by a pro rata allocation of negative goodwill, totaling approximately $1,400,000, also affecting property and equipment. The rate used to discount the net cash flows to present value was 31%. Developed technology is being amortized to income on a straight-line basis over three to five years from the acquisition date.

     The accompanying unaudited pro forma balance sheet information is presented for illustrative purposes assuming the acquisition had occurred on December 31, 2003. The accompanying unaudited proforma statement of operations data is presented for illustrative purposes assuming the acquisition had occurred as of January 1, 2003 and is not necessarily indicative of the results of operations that would have been reported if the combination had been completed as of that date, or of results of operations that may occur in the future.

Note B. Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

     The accompanying unaudited pro forma condensed combined consolidated balance sheet assumes the acquisition occurred as of December 31, 2003 and reflects the following pro forma adjustments:

(1)	To record the investment in MyDocOnline, consisting of the issuance of 583,411 shares of the Company’s common stock, issuance of warrants to purchase 145,853 shares of the Company’s common stock and transaction costs of the acquisition.

(2)	To record the allocation of the purchase price for the acquisition to the assets and liabilities acquired and in-process research and development expense as follows:

Working capital	$7,203,000
Property and equipment	928,000
Developed technology	2,475,000
In-process research & development expense	152,000

$10,758,000

(3)	To eliminate the historical balances of MyDocOnline.

Note C. Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

     The accompanying unaudited pro forma condensed combined consolidated statement of operations has been prepared assuming the acquisition occurred as of January 1, 2003 and reflects the following pro forma adjustments:

(4)	To record the amortization of intangible assets resulting from the allocation of the cost of the acquisition. The acquired intangible assets are being amortized over periods of three to five years.

(5)	To eliminate the historical expenses of MyDocOnline for amortization of intangible assets that were excluded from the assets acquired by the Company.

(6)	To eliminate the historical interest expense on the intercompany debt of MyDocOnline that was excluded from the liabilities acquired by the Company.

Note D. Unaudited Pro Forma Combined Basic and Diluted Loss Per Common Share Data

     The unaudited pro forma combined basic and diluted loss per common share is computed by dividing the pro forma loss applicable to common stock by the pro forma weighted average number of common shares outstanding. The two presentations are equal in amounts because the assumed exercise of common stock equivalents would be anti-dilutive, because a pro forma loss from continuing operations was reported for the period presented. In calculating the pro forma basic and diluted loss per common share, the Company’s pro forma loss from continuing operations has been increased by $1,405,000 for the year ended December 31, 2003, representing the preferred stock dividends associated with the Series A and B convertible preferred stocks.